UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
August 26, 2010

GLEACHER & COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
0-14140
(Commission File Number)
22-2655804
(IRS Employer Identification No.)
1290 Avenue of the Americas
New York, New York
(Address of Principal Executive Offices)
10104
(Zip Code)
(212) 273-7100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
     On August 26, 2010, Gleacher & Company, Inc. (the “Company”) entered into an Amendment of Lease (the “Amendment”) with HWA 1290 III LLC, HWA 1290 IV LLC and HWA 1290 V LLC, each of which is a limited liability company organized in Delaware (and are referred to herein collectively as the “Lessors”), modifying that certain lease, dated as of September 30, 2009, as amended (the “Lease”), by and between Lessors and the Company.
     Pursuant to the Amendment, the Company exercised its option included in the Lease to lease additional space (approximately 9,513 square feet) at 1290 Avenue of the Americas, New York, New York (the “Expansion Space”), commencing on the date on which certain necessary construction is substantially complete (the “Effective Date”) for a term co-terminus with the Lease term (which expires on April 30, 2025).
     The Company is obligated to pay base rents for the Expansion Space as follows: (i) $475,650.00 for each of the first five years of payment; (ii) $508,945.50 for the sixth through tenth year of payment; and (iii) $551,754.00 for the eleventh year of payment and through April 30, 2025. If the Company is not in default beyond any notice and cure periods under the Lease, the base rent for the Expansion Space will be abated and the Company’s obligation to pay rent will not commence until the 316th calendar day following the Effective Date. In addition to the base rent, the Company will also pay its percentage share of increases in operating expenses and real estate taxes.
     In connection with the leasing of the Expansion Space, the letter of credit provided by the Company to the Lessors will be increased by $237,825.00, subject to reduction pursuant to the terms of the Lease. Except as otherwise provided in the Amendment, all other terms and conditions of the Lease remain unmodified.
     The foregoing is a summary of certain terms of the Amendment, and, by its nature, is incomplete. It is qualified in its entirety by the text of the Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2010 and upon filing will be incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLEACHER & COMPANY, INC.
By:	/s/ Jeffrey Kugler
	Name:	Jeffrey Kugler
	Title:	Acting Chief Financial Officer

Date: August 31, 2010